EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Checkers Drive-In Restaurants, Inc. on Form 10-K/A for the year ended January 2, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Checkers Drive-In Restaurants on Forms S-8 (File No. 333-121419, File No. 333-84950, File No. 333-42160, File No. 33-80236, and File No. 33-47063) and Forms S-3 (File No. 333-114762 and File No. 33-79754).

/s/ GRANT THORNTON LLP

Tampa, Florida
March 14, 2006